Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 (No. 333-200363) of LifeVantage Corporation and subsidiaries (the “Company”) of our report dated August 14, 2019 with respect to the consolidated balance sheets of the Company as of June 30, 2019 and 2018, and the related consolidated statements of operations and comprehensive income, changes in stockholders' equity, and cash flows for the three-year period ended June 30, 2019, which report appears in the Company's annual report on Form 10-K filed with the Securities and Exchange Commission on August 14, 2019, and the effectiveness of internal control over financial reporting as of June 30, 2019, which report appears in the June 30, 2019 annual report on Form 10-K of the Company.

WSRP, LLC
Salt Lake City, Utah
August 14, 2019